Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	February 26, 2014 For Immediate Release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES 2013

REVENUES AND EARNINGS FOR YEAR-END AND 4TH QUARTER

SAN JOSE, CA — California Water Service Group (NYSE : CWT) today announced 2013 net income of $47.3 million, down 3.2% or $1.5 million from 2012, and diluted earnings per share of $1.02, a decrease of 12.8% or $0.15 compared to the prior year.  Earnings per share reflect the issuance of 5.75 million shares of the Company’s common stock in March of 2013.

Net income for 2013 was reduced $2.7 million due to the California Public Utilities Commission’s (CPUC’s) mandated reduction in our authorized return on equity in January 2013, and by a non-recurring benefit in 2012 of $1.6 million due to the reversal of a 2011 WRAM deferral. Net income also decreased due to higher labor and benefits costs, depreciation, and property taxes, along with limited rate relief in the third year of the Company’s California rate case cycle.  These decreases to net income were partially offset by reductions to maintenance and other operations expenses.

During 2013, one-time state tax repairs and maintenance deductions for linear assets, along with State of California enterprise zone credits, added $4.9 million to net income. During 2012, state tax repairs and maintenance tax deductions for linear assets added $6.2 million to net income. The 2013 and 2012 repairs and maintenance deductions reflect the impact of changes to the IRS tangible property regulations.

Total revenue increased $24.1 million, or 4.3%, to $584.1 million, compared to revenue of $560 million for 2012.  Rate increases added $13.7 million and sales to new customers added an additional $1.5 million, while the combined effect of consumption and regulatory balancing accounts added the remaining $8.9 million in incremental revenues.

Total operating expenses increased $24 million, or 4.9%, to $510.1 million in 2013.  Water production costs increased $23.4 million, or 11.5%, to $226.1 million, primarily due to wholesale water rate increases.  Administrative and general costs increased by $4.1 million, or 4.4%, to $98.1 million, due primarily to labor and benefit expense.  Changes in pension cost for regulated California operations do not affect earnings because the Company is allowed by the CPUC to track pension costs in a balancing account for future recovery, which creates a corresponding change to operating revenues.

Maintenance expense decreased $1.8 million, or 9.3%, to $17.4 million. Depreciation expense increased $3.7 million, or 6.7%, to $58.3 million, due to increases in utility plant.

Other income, net of income taxes, decreased $1 million.  Net interest expense increased $0.7 million, or 2.6%, to $28.9 million.

Fourth Quarter 2013 Results

For the fourth quarter of 2013, net income increased $0.7 million, or 13.2%, to $5.7 million from net income of $5.0 million in the fourth quarter of 2012, and diluted earnings per common share was unchanged at $0.12 per common share.  Earnings per share reflect the issuance of 5.75 million shares of the Company’s common stock in March 2013.

Revenue for the fourth quarter increased $12.2 million, or 10%, to $133.7 million.  Within the fourth quarter, rate increases added $3.8 million to revenue and sales to new customers added $0.4 million, while the net effect of consumption and regulatory balancing accounts added the remaining $8 million in incremental revenue. Total operating expenses for the quarter increased $11.8 million, or 10.7%, to $122.1 million.  Water production costs increased $9.5 million, or 21.4%, to $54.1 million.  Administrative and general expenses increased $0.1 million, or 0.5%, to $24.9 million.  Other operations expense increased $1.5 million, or 8.5%, to $19.4 million.

Maintenance expense increased $0.1 million, or 1.6%, to $4.5 million, due to increased costs for repairs.  Depreciation expense increased $1.4 million, or 10.6%, to $14.7 million, due to increases in utility plant.  Taxes other than income decreased $0.5 million, or 8.8%, to $4.9 million.

According to the Company’s President and Chief Executive Officer Martin A. Kropelnicki, 2013 results were in line with expectations, given the fact that California Water Service Company (Cal Water), the Company’s largest subsidiary, is in the third year of its three-year rate case cycle and the CPUC lowered Cal Water’s authorized return on equity in California from 9.99% to 9.43% for 2013.

“In 2013, the Company achieved solid financial results, especially given the fact it was the third year of our rate case cycle and regulatory lag was at its greatest.  Overall, the Company stayed focused on serving our customers while meeting our internal budget goals,” said Kropelnicki.  “In addition, the General Rate Case process is lengthy and complex, and our team has done an excellent job in working to ensure that our rates accurately reflect the costs of providing safe, high-quality water and excellent service. We anticipate that the Commission will act quickly to approve the settlement,” he said.

Regulatory Update for 2013

As announced in October of 2013, after more than 26 weeks of negotiations, Cal Water reached a settlement agreement with CPUC staff and other parties to its General Rate Case.  The CPUC may or may not approve the settlement agreement as proposed.

If the settlement agreement is approved as submitted, Cal Water would be authorized to invest $447 million in districts throughout California over the three-year period from 2013 to 2015 in order to provide a safe and high quality water supply to its customers.  Included in the $447 million in water system infrastructure improvements is $120 million that would be recovered through the CPUC’s advice letter procedures upon completion of qualified projects.

Because the settlement negotiations took longer than scheduled, the CPUC’s decision has been delayed. However, the CPUC’s process allows for revenues to be recovered when the final decision is rendered, retroactively to January 1, 2014.

In Hawaii, the Hawaii Public Utilities Commission approved a revenue increase of $0.6 million for wastewater services provided by Hawaii Water Service Company in Pukalani, which will be phased in over three years, beginning in February 2014.  Settlement agreements have also been filed for Hawaii Water Service Company’s water and wastewater systems in Waikoloa village; if approved as submitted, annual revenues would increase by $0.8 million.  Hawaii Water Service Company is in settlement negotiations for it water and wastewater systems in the Waikoloa resort area. The Company expects to receive decisions from the Hawaii Public Utilities Commission on these cases in 2014.

Other Information

All stockholders and interested investors are invited to listen to the 2013 year-end and fourth quarter conference call on February 27, 2014 at 8:00 a.m. PST (11:00 a.m. EST) by dialing 1-888-576-4387 or 1-719-325-2491 and keying in ID #1339013.  A replay of the call will be available from 11:00 a.m. PST (2:00 p.m. EST) on February 27, 2014 through April 28, 2014, at 1-888-203-1112 or 1-719-457-0820, ID #1339013.   The call, which will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, and Vice President and Chief Financial Officer Thomas F. Smegal III, will also be webcast under the investor relations tab at www.calwatergroup.com.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services, LLC.  Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico and Hawaii communities.  Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”  Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include but are not limited to: governmental and regulatory commissions’ decisions, including decisions on proper disposition of property; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; changes in accounting valuations and estimates; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulations on internal controls; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph.  The Company assumes no obligation to provide public updates of forward-looking statements.

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)

	December 31,	December 31,
	2013	2012
ASSETS
Utility plant:
Utility plant	$2,213,328	$2,096,363
Less accumulated depreciation and amortization	(697,497)	(639,307)
Net utility plant	1,515,831	1,457,056

Current assets:
Cash and cash equivalents	27,506	38,790
Receivables: net of allowance for doubtful accounts of $668 for 2013 and $714 for 2012
Customers	31,468	29,958
Regulatory balancing accounts	30,887	34,020
Other	18,700	11,943
Unbilled revenue	17,034	15,394
Materials and supplies at weighted average cost	5,571	5,874
Taxes, prepaid expenses, and other assets	8,324	10,585
Total current assets	139,490	146,564

Other assets:
Regulatory assets	251,681	344,419
Goodwill	2,615	2,615
Other assets	50,238	45,270
Total other assets	304,534	392,304
	$1,959,855	$1,995,924

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$477	$419
Additional paid-in capital	328,364	221,013
Retained earnings	269,915	252,280
Total common stockholders’ equity	598,756	473,712
Long-term debt, less current maturities	426,142	434,467
Total capitalization	1,024,898	908,179

Current liabilities:
Current maturities of long-term debt	7,908	46,783
Short-term borrowings	46,815	89,475
Accounts payable	55,087	47,199
Regulatory balancing accounts	1,827	5,018
Accrued interest	4,245	4,705
Accrued expenses and other liabilities	50,702	49,887
Total current liabilities	166,584	243,067

Unamortized investment tax credits	2,106	2,180
Deferred income taxes, net	183,245	158,846
Pension and postretirement benefits other than pensions	145,451	244,901
Regulatory and other liabilities	86,455	92,593
Advances for construction	183,393	187,584
Contributions in aid of construction	167,723	158,574
Commitments and contingencies
	$1,959,855	$1,995,924

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

For the Three-Months ended:

	December 31,	December 31,
	2013	2012

Operating revenue	$133,700	$121,530
Operating expenses:
Operations:
Water production costs	54,105	44,580
Administrative and General	24,949	24,817
Other operations	19,406	17,891
Maintenance	4,472	4,400
Depreciation and amortization	14,695	13,285
Income tax (benefit)	(520)	(121)
Property and other taxes	4,945	5,425
Total operating expenses	122,052	110,277

Net operating income	11,648	11,253

Other income and expenses:
Non-regulated revenue	4,409	4,743
Non-regulated expense	(2,783)	(2,978)
Income tax (expense) on other income and expenses	(657)	(713)
Net other income	969	1,052

Interest expense:
Interest Expense	7,370	8,053
Less: capitalized interest	(419)	(754)
Net interest expense	6,951	7,299

Net income	$5,666	$5,006

Earnings per share
Basic	$0.12	$0.12
Diluted	$0.12	$0.12
Weighted average shares outstanding
Basic	47,741	41,908
Diluted	47,780	41,908
Dividends per share of common stock	$0.16000	0.15750

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

For the Twelve-Months ended:

	December 31,	December 31,
	2013	2012

Operating revenue	$584,103	$559,966
Operating expenses:
Operations:
Water production costs	226,061	202,699
Administrative and General	98,055	93,927
Other operations	69,738	77,104
Maintenance	17,368	19,142
Depreciation and amortization	58,320	54,668
Income taxes	19,047	19,356
Property and other taxes	21,509	19,227
Total operating expenses	510,098	486,123

Net operating income	74,005	73,843

Other income and expenses:
Non-regulated revenue	14,795	16,686
Non-regulated expense	(11,265)	(11,553)
Gain on sale of non-utility property	—	84
Income tax (expense) on other income and expenses	(1,422)	(2,096)
Net other income	2,108	3,121

Interest expense:
Interest Expense	30,897	31,537
Less: capitalized interest	(2,038)	(3,401)
Net interest expense	28,859	28,136

Net income	$47,254	$48,828

Earnings per share
Basic	$1.02	$1.17
Diluted	$1.02	$1.17
Weighted average shares outstanding
Basic	46,384	41,892
Diluted	46,417	41,892
Dividends per share of common stock	$0.6400	$0.6300